Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 24, 2023

Farmers and Merchants Bancshares, Inc.	Contact: Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H	President and Chief Executive Officer
Hampstead, Maryland 21074	(410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $5,003,107 OR $1.63 PER SHARE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

HAMPSTEAD, MARYLAND (October 24, 2023) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the nine months ended September 30, 2023 was $5,003,107, or $1.63 per common share (basic and diluted), compared to $6,075,845, or $2.00 per common share (basic and diluted), for the same period in 2022. The Company’s return on average equity during the nine months ended September 30, 2023 was 13.45% compared to 15.53% for the same period in 2022. The Company’s return on average assets during the nine months ended September 30, 2023 was 0.91% compared to 1.14% for the same period in 2022.

Net income for the three months ended September 30, 2023 was $1,432,139, or $0.46 per common share (basic and diluted), compared to $1,974,310, or $0.65 per common share (basic and diluted), for the third quarter of 2022. The Company’s return on average equity during the three months ended September 30, 2023 was 11.54% compared to 15.85% for the same period in 2022. The Company’s return on average assets during the three months ended September 30, 2023 was 0.77% compared to 1.10% for the same period in 2022.

Net interest income for the nine months ended September 30, 2023 was $1,713,139 lower when compared to the same period in 2022 due to a decrease in the taxable equivalent net yield on average net interest earning assets to 3.04% for the nine months ended September 30, 2023 from 3.51% for the same period in 2022. The decline in net yield was partially offset by a $30.6 million increase in average interest earning assets to $713.2 million for the nine months ended September 30, 2023 from $682.6 million for the same period in 2022. Higher interest expense on deposits and borrowings was the driving factor in the lower net interest income. The Federal Reserve rate increases caused the cost of deposits and borrowings to increase significantly by 113 basis points to 1.52% for the nine months ended September 30, 2023 from 0.39% for the same period in 2022. In addition, average interest bearing liabilities increased by $28.2 million to $554.6 million for the nine months ended September 30, 2023 from $526.4 million for the same period in 2022. The taxable equivalent yield on total average interest-earning assets increased 41 basis points to 4.22% for the nine months ended September 30, 2023 from 3.81% for the same period in 2022, partially offsetting the higher cost of funds. The Company has entered into several interest rate swaps structured as fair value hedges during 2023, some in combination with the purchase of mortgage backed securities, to offset the impact of higher interest expense on deposits and borrowings.

Based on the Company’s CECL methodology, a recovery of $570,000 of credit losses was recorded for the nine months ended September 30, 2023 compared to a provision of $95,000 for the nine months ended September 30, 2022. The recovery of credit losses was due primarily to a recovery of $381,000 from loans charged off over 10 years ago which also resulted in lower historical losses and a significant decrease in the required reserve for loans. In addition, an individually evaluated loan that had a $74,208 reserve at December 31, 2022 no longer required a reserve as of September 30, 2023.

Noninterest income decreased by $106,043 for the nine months ended September 30, 2023 when compared to the same period in 2022, primarily as a result of a $103,315 decrease in mortgage banking revenue and a $158,123 decrease in the gain on sale of SBA loans, offset by a $47,181 increase in the fair value adjustment of an equity security and a $81,860 increase in bank owned life insurance income. The decrease in mortgage banking revenue reflects a decline in refinancings due to rising interest rates. Noninterest expense was $36,155 higher in the nine months ended September 30, 2023 than in the same period in 2022, due primarily to a $102,548 increase in salaries and benefits and a $97,264 increase in furniture and equipment, offset by a $138,117 decrease in other expenses. The decrease in other expenses was due primarily to third party fees incurred during the first quarter of 2022 related to the recruitment and hiring of new employees. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees.

Income taxes decreased by $117,599 during the nine months ended September 30, 2023 when compared to the same period in 2022 due to lower earnings before taxes. The effective tax rate increased to 24.9% for the nine months ended September 30, 2023 from 22.7% for the same period last year due to a decrease in the amount of nontaxable income included in pretax income year-over-year.

Total assets increased to $757 million at September 30, 2023 from $718 million at December 31, 2022. Loans increased to $526 million at September 30, 2023 from $517 million at December 31, 2022. Investments in debt securities increased to $157 million at September 30, 2023 from $147 million at December 31, 2022. Deposits increased to $644 million at September 30, 2023 from $624 million at December 31, 2022. Approximatley 20% of total deposits are uninsured by the FDIC at Septmeber 30, 2023. The implementation of the new credit loss methodology required by generally accepted accounting principles, known as current expected credit losses, or CECL, on January 1, 2023 resulted in a $470,999 increase in the credit loss reserve on loans, available credit, and held to maturity securities. This additional reserve, net of income taxes, was recorded as a reduction of equity and was not a component of the income statement. The Company’s tangible equity was $41 million at both September 30, 2023 and December 31, 2022. Tangible equity is equity less goodwill and other intangibles.

The book value of the Company’s common stock increased to $15.61 per share at September 30, 2023 from $15.56 per share at December 31, 2022. Book value per share at September 30, 2023 is reflective of the $29 million unrealized loss on the Company’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last 24 months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The Company’s AFS investment portfolio is comprised of 72% government agency mortgage backed securities which are fully guaranteed, 22% investment grade non agency mortgage backed securities, 2% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. Based on management’s analysis, there is no indication of credit deterioration in any of the bonds and the Company intends to hold these investments to maturity, so no actual losses are anticipated. The unrealized loss on the AFS investment portfolio had no impact on regulatory capital because the Bank elected many years ago to not include market value fluctuations in the calculation of regulatory capital.

The Company began utilizing the Federal Reserve Bank’s (“FRB”) Bank Term Funding Program (“BTFP”) during the second quarter of 2023 and had borrowings of $33,000,000 outstanding at September 30, 2023. Eligible collateral for the BTFP includes mortgage backed securities which are valued at par instead of market providing greater availability than other facilities. The BTFP also provides competitive fixed rates for up to a one year term and advances can be refinanced or paid off in full or in part at any time. This facility, along with our Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash, provided us with access to approximately $353 million of liquidity at September 30, 2023.

Gary A. Harris, President and CEO, commented “Higher deposit and borrowing costs continue to squeeze our net interest margin and negatively impact our earnings. We are optimistic about our growing, high quality loan portfolio and new loan activity. Our liquidity position remains strong. I have confidence in our experienced team to manage through this difficult interest rate environment.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2023	2022

Assets

Cash and due from banks	$23,474,989	$6,414,822
Federal funds sold and other interest-bearing deposits	1,536,689	848,715
Cash and cash equivalents	25,011,678	7,263,537
Certificates of deposit in other banks	100,000	100,000
Securities available for sale, at fair value	136,563,220	126,314,449
Securities held to maturity, at amortized cost less allowance for credit losses of $92,045 and $0	20,134,028	20,508,997
Equity security, at fair value	482,907	489,145
Restricted stock, at cost	863,500	1,332,500
Mortgage loans held for sale	-	428,355
Loans, less allowance for credit losses of $4,516,402 and $4,150,198	526,133,041	516,920,540
Premises and equipment, net	6,093,372	6,186,594
Accrued interest receivable	2,018,786	1,815,784
Deferred income taxes, net	9,901,701	8,392,658
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	14,846,937	14,585,342
Goodwill and other intangibles, net	7,036,506	7,042,752
Other assets	6,209,726	5,587,654
	$756,637,767	$718,210,672

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$113,326,966	$126,695,349
Interest-bearing	530,935,768	496,915,775
Total deposits	644,262,734	623,611,124
Securities sold under repurchase agreements	5,357,674	5,175,303
Federal Home Loan Bank of Atlanta advances	5,000,000	20,000,000
Federal Reserve Bank advances	33,000,000	-
Long-term debt, net of issuance costs	13,683,195	15,095,642
Accrued interest payable	1,491,099	349,910
Other liabilities	5,581,129	6,203,730
	708,375,831	670,435,709
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,092,368 shares in 2023 and 3,071,214 shares in 2022	30,924	30,712
Additional paid-in capital	29,979,718	29,549,914
Retained earnings	38,940,539	35,300,166
Accumulated other comprehensive loss	(20,689,245)	(17,105,829)
	48,261,936	47,774,963
	$756,637,767	$718,210,672

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Interest income
Loans, including fees	$6,609,039	$5,606,913	$19,023,308	$16,660,625
Investment securities - taxable	996,586	783,606	2,528,793	2,170,154
Investment securities - tax exempt	137,254	140,185	416,626	430,495
Federal funds sold and other interest earning assets	258,818	55,361	469,721	89,663
Total interest income	8,001,697	6,586,065	22,438,448	19,350,937

Interest expense
Deposits	2,239,808	313,556	5,010,624	971,320
Securities sold under repurchase agreements	12,110	2,874	23,949	8,558
Federal Home Loan Bank advances	39,289	12,727	452,272	37,765
Federal Reserve Bank advances	378,500	-	391,763	-
Long-term debt	145,001	165,156	444,953	505,268
Total interest expense	2,814,708	494,313	6,323,561	1,522,911
Net interest income	5,186,989	6,091,752	16,114,887	17,828,026

(Recovery of) provision for credit losses	(75,000)	95,000	(570,000)	95,000

Net interest income after (recovery of) provision for credit losses	5,261,989	5,996,752	16,684,887	17,733,026

Noninterest income
Service charges on deposit accounts	195,566	201,251	586,999	574,444
Mortgage banking income	33,585	8,155	92,514	195,829
Bank owned life insurance income	89,748	70,479	261,595	179,735
Fair value adjustment of equity security	(13,769)	(17,611)	(15,343)	(62,524)
Gain on sale of SBA loans	-	-	-	158,123
Other fees and commissions	78,096	75,211	243,125	229,326
Total noninterest income	383,226	337,485	1,168,890	1,274,933

Noninterest expense
Salaries	1,916,804	1,987,991	5,643,742	5,656,643
Employee benefits	348,048	418,422	1,483,278	1,367,829
Occupancy	229,135	229,273	645,398	670,938
Furniture and equipment	246,896	203,075	739,547	642,283
Other	1,005,065	945,930	2,677,065	2,815,182
Total noninterest expense	3,745,948	3,784,691	11,189,030	11,152,875

Income before income taxes	1,899,267	2,549,546	6,664,747	7,855,084
Income taxes	467,128	575,236	1,661,640	1,779,239
Net income	$1,432,139	$1,974,310	$5,003,107	$6,075,845

Earnings per common share - basic and diluted	$0.46	$0.65	$1.63	$2.00